EXHIBIT 99.1

PRESS RELEASE
Full Year 2013 Results

► Achieved FY 2013 outlook with 10% revenue growth and 8% increase in Adjusted EBITDA;
► Strong operational momentum continued with highest net triple-play additions since 2009;
► Anticipating 6-7% top line growth for 2014, Adjusted EBITDA growth of 5-6%, accrued capital expenditures representing
20-21% of revenue and Free Cash Flow between €230-240 million.

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Mechelen, February 13, 2014 - Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the year ended December 31, 2013.

HIGHLIGHTS

•
Revenue of €1,641.3 million for FY 2013, up 10% yoy, driven by a growing contribution from our mobile business and strong triple-play growth. Q4 2013 revenue of €417.4 million, up 6% yoy as the rate of mobile growth slowed as anticipated in comparison to prior quarters;

•
Continued strong commercial traction for our triple-play bundles “Whop” and “Whoppa”, resulting in robust net fixed telephony and triple-play subscriber additions of 35,900 and 35,600, respectively, in Q4 2013;

•
Solid net mobile postpaid subscriber additions of 37,600 in Q4 2013, resulting in 750,500 RGUs at year-end 2013 amidst a more competitive environment and our focus on more cost-effective subscriber acquisitions;

•
Adjusted EBITDA(1) of €842.6 million for FY 2013, up 8% yoy. Despite larger share of lower-margin mobile revenue, our margin only showed a slight contraction to 51.3%. Q4 2013 Adjusted EBITDA of €205.7 million, up 9% yoy, yielding a margin of 49.3% which was up 150 basis points compared to Q4 2012;

•
Operating profit of €389.2 million for FY 2013, impacted by €53.3 million impairment charge on the 3G mobile spectrum license and a €34.8 million restructuring charge for the discontinuation of DTT services;

•
Accrued capital expenditures(2) totaled €372.3 million for FY 2013, up 5% yoy, representing approximately 23% of our revenue. Excluding capitalized content costs and the reversal of import duties on set‐top boxes, our accrued capital expenditures were up 4% yoy and represented approximately 22% of our revenue;

•	The board of directors authorized a €50.0 million share buy-back program, effective today, and will evaluate other shareholder disbursements at a later stage this year.

As of and for the year ended	Dec 2013	Dec 2012	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	1,641.3	1,488.8	10%
Operating Profit	389.2	389.7	N.M.
Net Profit	116.4	33.3	250%
Basic Earnings Per Share	1.02	0.29	252%
Diluted Earnings Per Share	1.00	0.29	245%
Adjusted EBITDA (1)	842.6	777.8	8%
Adjusted EBITDA margin %	51.3%	52.2%
Accrued Capital Expenditures (2)	372.3	353.2	5%
Accrued Capital Expenditures as % of revenue	22.7%	23.7%
Free Cash Flow (3)	212.4	240.5	-12%

OPERATIONAL HIGHLIGHTS (Total Services)

Total Cable TV	2,092,500	2,122,700	-1%
Analog Cable TV	601,100	722,500	-17%
Digital Cable TV	1,491,400	1,400,200	7%
Broadband internet	1,464,900	1,387,700	6%
Fixed telephony	1,065,000	968,700	10%
Mobile telephony	750,500	521,600	44%
Triple-play customers	955,300	860,400	11%
Services per customer relationship (4)	2.21	2.11	5%
ARPU per customer relationship (€ / month) (4) (5)	47.6	45.9	4%
N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2013 2

(1) EBITDA is defined as profit before net finance expense, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestures.  Operating charges or credits related to acquisitions or divestures include (i) gains and losses on the disposition of long-lived assets and (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses. Adjusted EBITDA is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 11.

(2)
Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis.

(3) Free Cash Flow is defined as net cash provided by the operating activities of Telenet’s continuing operations less (i) purchases of property and equipment and purchases of intangibles of its continuing operations, (ii) principal payments on vendor financing obligations, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company’s consolidated statement of cash flows. Free Cash Flow is an additional measure used by management to demonstrate the Company’s ability to service debt and fund new investment opportunities and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.
(4) Customer relationships are equal to the sum of analog and digital basic cable TV subscribers on the Combined Network, including the network covered by the long-term lease with the pure intermunicipalities.

(5)
Average monthly revenue (ARPU) per revenue generating unit (RGU) and ARPU per customer relationship are calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and set-top box rentals and excluding interconnection revenue, installation fees, mobile telephony revenue and set-top box sales) for the indicated period, divided by the average of the opening and closing RGU base or customer relationships, as applicable, for the period.

(6)
Net leverage ratio is calculated as per the 2010 Amended Senior Credit Facility definition, using net total debt, excluding (a) subordinated shareholder loans, (b) capitalized elements of indebtedness under the Clientele and Annuity Fees, (c) any finance leases entered into on or prior to August 1, 2007, and (d) any indebtedness incurred under the network lease entered into with the pure intermunicipalities up to a maximum aggregate amount of €195.0 million, divided by last two quarters’ Consolidated Annualized EBITDA.

Conference call - Telenet will host a conference call for institutional investors and analysts on February 13, 2014 at 3:00pm CET.
For dial-in details and webcast links, please visit: http://investors.telenet.be

Contacts
Investor Relations &
Corporate Communication:    Vincent Bruyneel - vincent.bruyneel@staff.telenet.be - Phone: +32 15 335 696
Investor Relations:        Rob Goyens - rob.goyens@staff.telenet.be - Phone: +32 15 333 054
Press & Media Relations:    Stefan Coenjaerts - stefan.coenjaerts@staff.telenet.be - Phone: +32 15 335 006

About Telenet - Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand Telenet for Business. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET and is part of the BEL20 stock market index.

Additional Information - Additional information on Telenet and its products can be obtained from the Company’s website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company’s Consolidated Annual Report 2012 as well as unaudited condensed consolidated financial statements and presentations related to the financial results for the year ended December 31, 2013 have been made available on the investor relations pages of the Company’s website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 - Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook, dividend policy and future growth prospects, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information - The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2013 have been prepared in accordance with EU IFRS unless otherwise stated and will be made available on the Company’s website on March 28, 2014.

Non-GAAP measures -Adjusted EBITDA and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (http://www.libertyglobal.com/). Liberty Global plc is the Company’s controlling shareholder.

This document has been released on February 13, 2014 at 7:00am CET

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Commenting on the results, John Porter, Telenet’s Chief Executive Officer, stated:

”Telenet can look back at a great operational and financial performance for the whole of 2013. Net new subscriber growth for our advanced fixed products of digital TV, broadband internet and fixed telephony showed a meaningful acceleration in the fourth quarter and was also slightly up compared to the prior year period. Since the launch of our new all-in-one triple-play bundles “Whop” and “Whoppa” at the end of June 2013, we have seen a noticeable acceleration in both net fixed telephony subscriber additions and net triple-play growth. This trend continued into the fourth quarter as we realized the strongest quarterly net triple-play subscriber growth since early 2009 with 35,600 net additions. Consumers increasingly value the uniqueness of the customer experience Telenet has to offer in Flanders and parts of Brussels. Based on our reinforced strategy, our ambition is to provide our customers the fastest and most reliable fixed connectivity and access to great entertainment over their WiFi network at home or over our nearly one million Homespots across our footprint. As a result, approximately 46% of our overall customer base is now on triple-play, up from around 41% a year ago. At the same time, annualized churn rates for all our products continued to improve and remained at relatively low levels despite an intensely competitive environment. In mobile, we focused on acquiring new customers in a more cost-effective way. This value-driven strategy was maintained through year-end and as a consequence we incurred substantially lower costs associated with handset sales and subsidies in the fourth quarter of 2013 compared to the prior year period. Still, we managed to attract 37,600 net mobile postpaid subscribers in our franchise area in the fourth quarter, resulting in 750,500 active subscribers at the end of 2013, around 16% of our cable customers. As part of our ambition to bring great entertainment to our customers, we introduced “Rex” and “Rio” in September 2013, a whole new TV experience which gives subscribers unrestricted access to a vast library of local and international content and blockbuster movies at a fixed monthly charge. At the end of 2013, we already had 67,000 subscribers to “Rex” and “Rio”.

Our strong operational performance translated into solid financial growth. In Q4 2013, we generated revenue of €417 million, up 6% yoy as the rate of mobile growth slowed in comparison to prior quarters, as anticipated. For the full year, we produced revenue of €1,641 million, up 10% yoy, and in line with our full year outlook. In Q4 2013, our Adjusted EBITDA reached €206 million, representing a growth of 9% yoy. In line with seasonal patterns in our business, our Adjusted EBITDA margin decreased relative to prior quarters as a result of higher advertising, sales and marketing expenses. Still, compared to Q4 2012, our Adjusted EBITDA margin improved by 150 basis points to 49.3% as we incurred substantially lower costs associated with handset sales and subsidies and relatively lower marketing spend relative to Q4 2012. For the full year, we achieved Adjusted EBITDA of €843 million, up 8% yoy, which was at the upper end of our outlook. Our Free Cash Flow reached €110 million and €212 million for Q4 2013 and FY 2013, respectively. Substantially higher cash interest expenses as a result of our increased debt balance and higher cash capital expenditures impacted our Free Cash Flow for the full year, while a change in our working capital policy, which we started implementing in the fourth quarter of 2013, also impacted our Free Cash Flow performance. Solid Adjusted EBITDA growth and a more effective management of our working capital going forward should translate into robust Free Cash Flow growth for 2014.

During 2013, we have laid the foundations for healthy profitable growth as we revamped and simplified our value proposition for both the residential and the small business markets and rebalanced our subscriber acquisition strategy in mobile, focusing on more cost-effective subscriber acquisitions. In 2014, we will continue to improve our new multi-screen video-on-demand packages to bring even more original and exclusive content to our customers, making Telenet the one stop shop for all the home entertainment needs. Following these changes, Telenet is well positioned for the future. At the same time, we continue to be mindful of the intensely competitive environment, the fragile economic recovery and the potential impact of regulated cable wholesale access in the second half of this year. For the full year 2014, we expect revenue and Adjusted EBITDA growth of 6-7% and 5-6%, respectively. Accrued capital expenditures are expected to represent between 20-21% of our revenue, excluding the impact from the potential extension of the Belgian football broadcasting rights. Finally, we target healthy Free Cash Flow growth to between €230 and 240 million as a result of solid Adjusted EBITDA growth and a more effective management of our working capital. Our projected Free Cash Flow for the full year 2014 assumes that the tax payment on our 2013 tax return won’t occur until early 2015, and assumes a flat evolution of our cash interest expenses. For 2014, the board of directors authorized a €50.0 million share buy-back program, effective today, and will evaluate additional shareholder disbursements in the course of 2014.

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1	Operational highlights

IMPORTANT REPORTING CHANGES

Reclassification of basic digital cable television subscribers: Effective April 1, 2013, Telenet reclassified 166,400 digital cable television subscribers to analog cable television subscribers to reflect a change in the definition of basic digital cable television subscribers. As of Q2 2013, Telenet’s analog cable television subscriber base also includes subscribers who may use a purchased set-top box or other means to receive its basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“basic digital cable subscriber”). For comparative reasons, Telenet has retroactively applied the change to the prior year periods.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY

Across our footprint of 2,893,800 homes passed, we provided our 2,092,500 unique customers with 4,622,400 services at the end of Q4 2013 (excluding our mobile telephony services). These services consisted of 2,092,500 basic cable television, 1,464,900 broadband internet and 1,065,000 fixed telephony subscriptions. The 3% year-on-year increase of 143,300 RGUs was driven by continued commercial traction for our advanced fixed services of digital TV, broadband internet and fixed telephony. In addition, we have experienced a further improvement in the net organic loss rate of basic cable TV subscribers, despite increased competition mainly from low-end offers, as our annual basic cable TV net losses reached their lowest level since 2006. For the full year 2013, we added over 260,000 net subscribers to our advanced fixed services, of which 83,500 were added in Q4 2013. Relative to a seasonally weaker third quarter, net new subscriber growth for our advanced fixed services accelerated meaningfully in Q4 2013 and was slightly up compared to Q4 2012 with relatively lower net digital TV subscriber additions being offset by robust net growth in fixed telephony subscribers.

Since the launch of our new all-in-one triple-play bundles “Whop” and “Whoppa” at the end of June 2013, we have made substantial progress in our triple-play penetration and this trend continued in Q4 2013 as the inflow of 35,600 net triple-play subscribers represented our best quarterly achievement since early 2009. Compared to the prior year period, we added 88% more net triple-play subscribers in Q4 2013. At December 31, 2013, we served 955,300 triple-play subscribers, which was up 11% compared to December 31, 2012. Consequently, the proportion of triple-play subscribers relative to our overall customer base reached approximately 46% at the end of December 2013 as compared to approximately 41% at year-end 2012. At the end of December 2013, approximately 75% of our customer base was subscribed to at least two of our fixed services, as compared to approximately 71% at the end of December 2012. We remain focused on converting the remaining 25% of our single‐play subscribers to our attractive multiple‐play bundles, ultimately leading to a higher ARPU per customer relationship and reduced propensity to churn. The progress in our multiple-play penetration can also be derived from the number of services customers order from us. At the end of December 2013, the number of services per unique customer reached 2.21, marking a solid 5% increase compared to the prior year when the average customer subscribed to 2.11 services, excluding our mobile telephony services in both periods.

ARPU PER CUSTOMER RELATIONSHIP

The ARPU per customer relationship, which excludes our mobile telephony revenue and certain other types of revenue, is one of our key operational metrics as we aim to obtain a larger share of our customers’ spending on telecommunication, media and entertainment services. For the full year 2013, the ARPU per customer relationship yielded €47.6, up €1.7, or 4%, as compared to the prior year when the ARPU per customer relationship amounted to €45.9. The favorable impact from both continued multiple-play growth and selective price increases in February 2013 was partially offset by a higher proportion of bundle discounts, including those allocated to fixed services as a result of mobile subscriber growth.

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In Q4 2013, the ARPU per customer relationship reached €48.7, up 3% compared to the prior year period. Relative to Q3 2013, the ARPU per customer relationship improved €1.2, which was the strongest increase during 2013. In November 2013, we harmonized headline prices for our “King” and “Kong” mobile rate plans for both new and existing cable subscribers. As a consequence, the ARPU per customer relationship will not be impacted by bundle discounts related to future mobile subscriber growth. While the harmonization of our mobile tariffs boosts the ARPU per customer relationship, it will reduce our mobile telephony ARPU.

1.2    Broadband internet

At December 31, 2013, we served 1,464,900 broadband internet subscribers, up 6% as compared to the prior year. As a result, approximately 50.6% of the homes passed by our leading HFC network subscribed to one of our leading broadband internet products as compared to 48.4% at the Q4 2012 quarter-end. For the full year 2013, we attracted 77,200 net broadband internet subscribers, of which 22,800 were added in Q4 2013. With the introduction of our new simplified triple-play bundles we have further improved our competitive positioning as all new broadband internet customers enjoy download speeds of between 60 Mbps and 120 Mbps, exceeding the base tier download speeds of our direct competitors. Hence, our broadband internet customer base continues to be one of the most advanced within Europe and at December 31, 2013 the average download speed per broadband internet subscriber was 65 Mbps versus 43 Mbps at the end of June 2013 prior to the launch of “Whop” and “Whoppa”. Annualized churn for our broadband internet service slightly decreased from 7.5% for the full year 2012 to 7.3% for the full year 2013, despite the more competitive environment following the introduction of the new Telecoms Law in October 2012. This Law made it easier for consumers to switch to another operator without facing a contract penalty. Q4 2013 saw a sequential improvement of 60 basis points in our annualized churn rate to 7.1%.

Thanks to continuing investments in our leading HFC network, our customers are able to enjoy a great broadband internet experience, both at home and on the move. To this end, we made further progress with the deployment of our WiFi Homespots and public hotspots, so customers can easily access the internet through multiple devices simultaneously from any location over both our wired internet connections and our dense WiFi network. At December 31, 2013, we operated nearly 1 million active WiFi Homespots, which represented approximately 67% of our broadband internet subscriber base.

1.3    Fixed telephony

We experienced our second best year ever in terms of net subscriber additions to our fixed telephony service. For the full year 2013, we attracted 96,300 net fixed telephony subscribers, which was up 9% compared to the prior year. At December 31, 2013, we served 1,065,000 fixed telephony subscribers (+10% year-on-year). As a result, approximately 36.8% of the homes passed by our network at December 31, 2013 subscribed to our fixed line telephony service as compared to 33.8% at the end of December 2012. In the second half of 2013, we have experienced a meaningful acceleration in net fixed telephony subscriber additions driven by the successful repositioning of our multiple-play bundles and the launch of “Triiing” in early May 2013. This application allows our fixed telephony subscribers to call with their smartphones over WiFi networks at attractive flat-fee rates instead of generally more expensive mobile tariffs. At the end of December 2013, we already had over 133,000 registered devices, which was more than double the number of registered devices at the Q3 2013 quarter-end.

In Q4 2013, we managed to attract 35,900 net fixed telephony subscribers, which was our best performance since Q1 2009 when both our penetration level and market share were substantially lower. Annualized churn for our fixed telephony service improved slightly from 7.8% for the full year 2012 to 7.4% for the full year 2013 despite the introduction of the new Telecoms Law and the reduction of mobile prices in Belgium. In Q4 2013, annualized churn for our fixed telephony service reached 6.4%, marking a further 50 basis points improvement relative to the previous quarter and representing the lowest level since Q2 2010.

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1.4    Mobile telephony

Thanks to the introduction of our simple, transparent and attractively priced mobile rate plans “King” and “Kong” mid-2012, we were able to significantly boost our active mobile telephony subscriber base from 521,600 active postpaid subscribers at the end of December 2012 to 750,500 at December 31, 2013. In addition to our efforts to attract new mobile subscribers, we remained focused on migrating our existing customers to the new competitive rate plans to ensure that our customers are on the best rate plan for their actual usage. Today, “King” and “Kong” represent approximately 71% of our overall mobile telephony subscriber base compared to approximately 55% at the end of December 2012. Our focus on customer value in mobile resulted in a further improvement of our mobile ARPU. For the full year 2013, our mobile ARPU (including interconnection) reached €30.4, representing a 7% increase as compared to the prior year. Compared to both the prior year period and the preceding quarter, our mobile ARPU in Q4 2013 contracted to €28.5 (including interconnection). As mentioned, this contraction was primarily driven by the harmonization of our mobile tariffs for both new and existing customers.

During 2013, we have experienced an anticipated slowdown in the rate of net mobile subscriber additions against the backdrop of a more competitive market environment following a re-pricing by all of our main direct competitors and the fading effect from the Telecoms Law. Furthermore, we deliberately rebalanced our subscriber acquisition strategy in Q2 2013 and Q3 2013, resulting in more cost-effective subscriber acquisitions. This value-driven marketing strategy was maintained through year-end and as a consequence we incurred substantially lower costs associated with handset sales and subsidies in Q4 2013 compared to the prior year period. Still, we recorded a solid increase of 37,600 net mobile telephony subscribers in Q4 2013, resulting in 228,900 net postpaid subscribers added in our Flanders and Brussels franchise areas for the full year 2013.

1.5    Television

1.5.1    Digital & Premium Television

As highlighted on page 4, digital cable television subscribers who access our basic digital television channels without subscribing to services that would require the payment of recurring monthly fees in addition to the basic analog service fee are included in our analog cable television subscriber base. As of December 31, 2013, approximately 71% of our basic cable television subscribers were generating incremental ARPU on our interactive digital TV platform so they can enjoy a richer TV experience, including access to additional thematic content packs, our exclusive movies and sports channels and a vast VOD library of both local and international programs. In addition, digital TV subscribers can also extend their TV experience beyond the traditional TV screen, to their smartphones, tablets, laptops or desktops thanks to “Yelo TV”. In September 2013, we launched “Rex” and “Rio”, two new unlimited subscription video-on-demand packs. With “Rex” and “Rio”, our customers can view a wide selection of Flemish classics, TV shows, documentaries and blockbuster movies over their set-top box or via laptop, tablet or smartphone through “YeloTV” for a fixed monthly charge. At the end of Q4 2013, already 67,000 customers subscribed to “Rex” or “Rio”.

Subscribers to our Telenet Digital TV platform grew 7% year-on-year to 1,491,400 at the end of December 2013. For the full year 2013, we attracted over 90,000 net digital TV subscribers, of which 24,800 were added in Q4 2013. Relative to 2012, we recorded sharply lower net subscriber growth as 2012’s commercial performance was significantly boosted by the implementation of the analog channel reshuffle. Going forward, we will continue to focus on migrating the vast majority of our remaining analog TV subscribers to our leading digital TV platform.

At the end of December 2013, approximately 205,000 customers subscribed to our pay television sports channels Sporting Telenet. Since the acquisition of the Belgian football broadcasting rights in June 2011, we have recorded a strong 64% increase in the number of subscribers to Sporting Telenet. At the end of May 2014, the current three-year Belgian football broadcasting contract will expire. We are currently exploring all available options to continue our fruitful relationship with the Pro League. We expressed our strong preference for a non-exclusive contract as this will allow consumers to enjoy the Belgian first division football through the television provider of their choice, while football clubs and the Pro League could continue to enjoy a solid return on the TV rights.

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1.5.2    Basic Cable Television

Subscribers to total basic analog and digital cable television services were 2,092,500 at the end of December 2013, which represented approximately 72% of homes passed by our network. This represented a net organic loss of 27,300 basic cable TV subscribers for the full year 2013. This marked a sharp improvement compared to last year’s net organic loss rate of 75,800, which was influenced by the intensely competitive environment and the analog channel reshuffle program we implemented in April 2012. The improvement in our quarterly loss rate continued into Q4 2013. Inclusive of non-organic adjustments, we only lost 900 basic cable TV subscribers during Q4 2013. We believe this is a solid achievement despite continued competition from other digital platforms, including low-end offers. The aforementioned organic loss excludes migrations to our digital television platform and represents customers churning to competitors’ platforms, such as other digital television providers and satellite operators, or customers terminating their television service or having moved out of our service footprint. Given the limited expansion of the number of homes passed and strong competition in the TV market, we anticipate further churn of basic cable TV subscribers, offset by further growth in multiple‐play subscribers, generating a much higher ARPU relative to the basic cable TV ARPU.

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2	Financial highlights

2.1    Revenue

For the full year 2013, we generated revenue of €1,641.3 million, up 10% compared to the prior year when we produced revenue of €1,488.8 million. All of our revenue growth in the period was organic and predominantly attributable to the robust growth of our mobile business, characterized by strong RGU and ARPU growth of 44% and 7%, respectively. Our fixed business also contributed to our revenue growth, driven by both further RGU growth and the benefit from the selective 2.9% price increase on certain fixed services (excluding the basic cable television subscription fee) implemented in February 2013, partially offset by the proportion of bundle discounts allocated to fixed services prior to November 2013 as a result of mobile subscriber growth.

In Q4 2013, we achieved revenue of €417.4 million, a 6% increase compared to the prior year period when our operations yielded revenue of €394.5 million, including the nonrecurring benefit of a €4.7 million revenue adjustment following the implementation of billing system improvements. As expected, our top line growth rate as of Q4 2013 contracted compared to previous quarters as the prior year period already reflected higher revenue from mobile telephony following the successful launch of our “King” and “Kong” rate plans in mid-2012. In addition, we generated substantially lower revenue from the sale of stand-alone handsets in the year-end quarter, on which we generally realize a low margin. Finally, our business services revenue showed a 4% year-on-year decrease in Q4 2013 as higher mobile revenue and revenue from carrier services for mobile was more than offset by lower security revenue and nonrecurring installation revenue.

BASIC CABLE TELEVISION

Our basic cable television revenue, which represents the monthly fee paid by our basic cable TV subscribers for the analog and digital channels they receive in the basic tier, amounted to €314.7 million for the full year 2013 (Q4 2013: €78.4 million). The 2% year-on-year decrease for the full year 2013 primarily reflected a gradual decrease in our active subscriber base and the absence of a price increase for our basic cable television subscription fee in 2013.

PREMIUM CABLE TELEVISION

Our premium cable television revenue represents the revenue generated by our digital cable television subscribers on top of the basic cable television revenue described above and includes amongst others recurring set-top box rental revenue and the revenue generated by our thematic channels, movies and sports pay television channels and our VOD platform. Our premium cable television revenue increased 4% from €227.7 million for the full year 2012 to €235.7 million for the full year 2013, driven by a higher proportion of set-top box rental revenue and a solid increase in the number of pay television subscribers. In Q4 2013, our premium cable television business generated revenue of €58.8 million, representing a 2% decrease compared to the prior year period. Higher set-top box rental revenue in the quarter was more than offset by a growing proportion of bundle discounts following the repositioning of our triple-play bundles at the end of June 2013 and relatively lower VOD revenue. With the recent launch of “Rex” and “Rio” and our increased focus to provide the best entertainment experience to our customers, we believe that our premium cable television revenue will yield higher growth rates going forward.

DISTRIBUTORS/OTHER

Distributors/Other revenue primarily includes (i) set‐top box sales revenue, (ii) cable television activation and installation fees, and (iii) third‐party sales and stand‐alone mobile handset sales. Distributors/Other revenue reached €61.3 million for the full year 2013, marking a 2% decrease as compared to the prior year, as substantially lower revenue from the sale of set-top boxes and cable television activation and installation fees was only partially offset by strong growth in the sale of stand-alone handsets on which we generally earn a low margin. In Q4 2013, Distributors/Other revenue was €3.5 million lower compared to the prior year period at €13.8 million. The 20% year-on-year decline was attributable to substantially lower revenue from the sale of stand-alone handsets in the quarter.

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RESIDENTIAL BROADBAND INTERNET

The residential broadband internet revenue generated by our residential and small business broadband internet RGUs totaled €469.3 million for the full year 2013 and was up 3% compared to the prior year when we recorded residential broadband internet revenue of €453.8 million. A solid 6% growth in our RGU base and the benefit of the aforementioned 2.9% price increase was partially offset by a higher proportion of bundle discounts from both multiple-play and mobile subscriber growth. In Q4 2013, our residential broadband internet revenue reached €125.4 million, representing a solid 9% increase compared to the prior year period. Compared to previous quarters, our residential broadband internet revenue accelerated in Q4 2013 due to the allocation of revenue from our “Whop” and “Whoppa” bundles compared to our previous triple-play bundles.

RESIDENTIAL TELEPHONY

Our residential telephony revenue includes the recurring subscription‐based revenue from both our fixed and mobile telephony subscribers as well as the interconnection revenue generated by these customers. Our residential telephony revenue for full year 2013 grew €136.1 million, or 41% year-on-year, to €469.5 million. Our residential fixed telephony revenue for the full year 2013 remained broadly stable year-on-year at €229.1 million as robust RGU growth and the benefit of the aforementioned 2.9% price increase since early February 2013 were offset by a growing proportion of bundle discounts and lower usage-related revenue following the success of our “FreePhone Europe” flat-fee rate plans. The robust postpaid subscriber growth in mobile and our value-driven strategy have resulted in continued revenue growth of our mobile telephony business. For the full year 2013, our residential mobile telephony revenue totaled €240.4 million, up 127% year-on-year and including €71.5 million of interconnection revenue. In Q4 2013, our residential telephony revenue reached €117.9 million, up 19% year-on-year. As expected, we recorded lower residential telephony revenue growth in Q4 2013 as the prior year period already reflected higher revenue from mobile telephony following the successful launch of our “King” and “Kong” rate plans in mid-2012.

BUSINESS SERVICES

Revenue generated by our business customers on all coax‐related products is allocated to one of the aforementioned revenue lines and is not captured within Telenet for Business, our business services division. The revenue reported under business services relates to the revenue generated on non‐coax products, including fiber and leased DSL lines, our carrier business, as well as value‐added services such as hosting and managed security.

Telenet for Business generated revenue of €90.8 million for the full year 2013, which was €1.0 million lower compared to the prior year due to the negative impact from lower nonrecurring installation and security revenue associated with changes in how we recognize certain upfront fees. Our business services revenue reached €23.1 million in Q4 2013, representing a 4% decrease compared to Q4 2012 as higher mobile revenue and revenue from carrier services for mobile was more than offset by lower security revenue and nonrecurring installation revenue.

2.2    Expenses

For the full year 2013, we incurred total operating expenses of €1,252.1 million, representing an increase of 14% compared to the full year 2012 when our total operating expenses reached €1,099.1 million. The increase in our operating expenses was driven by higher network operating and service costs, reflecting the growth in our mobile subscriber base, as well as higher employee benefit expenses and expenses related to share based compensation. Our expense growth in the period was furthermore affected by three nonrecurring items: (i) an impairment charge of €53.3 million in Q4 2013 to reduce the carrying amount of our 3G mobile spectrum license to zero following Telenet’s assessment that it will not be able to utilize the spectrum rights following the conclusion in Q4 2013 of negotiations with network operators in Belgium and the absence of regulatory alternatives, (ii) a restructuring charge of €34.8 million in Q4 2013, reflecting Telenet’s Q4 2013 decision to discontinue the provision of DTT (digital terrestrial television) services, and (iii) the benefit from a €15.7 million reversal of depreciation charges in Q2 2013 following a settlement on set‐top box related import duties. Excluding these nonrecurring elements, our total operating expenses for the full year were up 7% year‐on‐year.

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In Q4 2013, we incurred operating expenses of €396.9 million, up 30% compared to the €304.8 million we recognized in Q4 2012. Our expense growth in the quarter was primarily attributable to the aforementioned impairment and restructuring charges of €53.3 million and €34.8 million, respectively, for the 3G mobile spectrum license and the discontinuation of DTT services. Excluding these nonrecurring elements, our total operating expenses in the quarter remained broadly unchanged compared to the Q4 2012 as higher employee benefit expenses and higher other costs were offset by lower advertising, sales and marketing expenses and lower depreciation and amortization charges.

•
Employee benefits totaled €153.4 million for the full year 2013 and were up 7% year-on-year as a result of the mandatory wage indexation for all of our employees since early January 2013 and higher staffing levels as a result of overall business growth. Relative to Q4 2012, our personnel expenses grew 17% year-on-year to €41.5 million in Q4 2013 as the prior year period reflected €4.2 million lower payroll expenses as a result of the partial recovery from the government of withholding taxes for certain employees involved in research projects and the reassessment of certain post-employment benefit obligations due to a change in legislation.

•
Depreciation, amortization and impairment, including gains and losses on disposal of property and equipment and other intangible assets, showed a 7% year-on-year increase from €380.3 million for the full year 2012 to €408.1 million for the full year 2013 and reflected the €53.3 million impairment on the 3G mobile spectrum license and the €15.7 million favorable impact of the reversal of set-top box related import duties. Excluding these nonrecurring effects, depreciation and amortization charges would have shown a 3% year-on-year decrease, primarily caused by an extension to the expected useful life of the latest generation of set-top boxes. In Q4 2013, depreciation, amortization and impairment, including gains and losses on disposal of property and equipment and other intangible assets, reached €148.5 million, up 53% year-on-year, and was negatively impacted by the aforementioned impairment on the 3G mobile spectrum license. Concurrently with the acquisition of the 3G mobile spectrum license in 2011, Telenet Tecteo BidCo NV, a subsidiary of the Company in which the Walloon cable operator Tecteo SCRL holds a 25% stake, exercised the option to acquire additional 2G mobile spectrum in the 900 and 1,800 MHz bands for a total consideration of €31.5 million as of November 2015. Following Telenet’s Q4 2013 assessment that it will not be able to utilize the 3G spectrum rights, Telenet Tecteo BidCo NV informed the BIPT at the end of 2013 that it will not exercise its option to use this 2G spectrum.

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Network operating and service costs, which include all of our direct expenses such as costs related to handset sales and subsidies, interconnection, programming, copyrights, call center and network‐related expenses, continued to represent the largest portion of our total operating expenses. For the full year 2013, we incurred network operating and service costs of €519.9 million, up 17% compared to the full year 2012. The year-on-year increase in our network operating and service costs was predominantly attributable to substantially higher interconnection expenses following the robust increase in both our mobile and fixed telephony RGUs and higher content costs and provisions for certain contingencies. In Q4 2013, our network operating and service costs reached €132.5 million and were broadly stable compared to the prior year period when our network operating and service costs enjoyed a €3.2 million favorable impact from the reassessment of a social tariff obligation and the settlement of certain operational contingencies. Higher interconnection and content expenses in the quarter were absorbed by substantially lower costs associated with handset sales and subsidies as a result of our value-driven strategy in mobile.

•
Advertising, sales and marketing expenses remained broadly flat for the full year 2013 at €73.1 million compared to €74.2 million for the full year 2012. In line with seasonal patterns in our business, our advertising, sales and marketing expenses increased in the year-end quarter, yet they were down 6% compared to Q4 2012 when our advertising, sales and marketing expenses were impacted by higher sales commissions following robust mobile subscriber growth and higher marketing expenses related to our “King” and “Kong” mobile rate plans.

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Our other costs, which include business-supporting corporate advisory and legal fees, amounted to €52.3 million for the full year 2013 (Q4 2013: €15.1 million), and were up 8% compared to the prior year.

•
Restructuring charges for both Q4 2013 and the full year 2013 represented €34.8 million and reflected Telenet’s Q4 2013 decision to discontinue the provision of DTT services. The aforementioned restructuring charge equals the estimated net present value of the remaining payments due under the DTT third-party capacity contract.

For the full year 2013, our operating expenses represented approximately 76% of our revenue as compared to approximately 74% for the full year 2012. Excluding the aforementioned impairment and restructuring charges for the 3G mobile spectrum license and the discontinuation of DTT services, and the benefit from the reversal of set-top box related import duties, our operating expenses represented approximately 72% of revenue.

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Cost of services provided as a percentage of our revenue reached approximately 61% for the full year 2013 as compared to approximately 57% for the full year 2012. Excluding the aforementioned impairment and restructuring charges for the 3G mobile spectrum license and the discontinuation of DTT services and the benefit from the reversal of set‐top box related import duties, cost of services provided reached approximately 56% of our revenue. Selling, general and administrative expenses represented approximately 16% of our overall revenue for the full year 2013 as compared to approximately 17% for the full year 2012. Higher employee benefit expenses and higher expenses related to share based compensation were more than offset by robust revenue growth, while our marketing spend remained broadly flat year‐on‐year.

2.3    Adjusted EBITDA and operating profit

For the full year 2013, we achieved Adjusted EBITDA of €842.6 million, up 8% compared to the prior year when we realized Adjusted EBITDA of €777.8 million. Despite a growing share of lower-margin mobile revenue in our overall revenue mix, our Adjusted EBITDA margin only slightly retreated from 52.2% for the full year 2012 to 51.3% for the full year 2013. This solid performance was the combined result of our continued focus on multiple-play growth and the early benefits from the successful overhaul of our bundles for both the residential and business markets in the second half of 2013. Moreover, we have been focusing on more cost-effective mobile subscriber acquisitions in the second half of 2013 and we have kept tight control of our overall overhead expenses as our selling, general and administrative expenses were only up 4% for the full year 2013 as compared to 10% top line growth achieved over the same period.

In Q4 2013, our Adjusted EBITDA reached €205.7 million, representing a solid growth of 9% compared to the prior year period when we achieved Adjusted EBITDA of €188.6 million. In line with seasonal patterns in our business, our Adjusted EBITDA margin decreased sequentially in Q4 2013 as a result of seasonally higher advertising, sales and marketing costs. Still, our Adjusted EBITDA margin improved 150 basis points year-on-year as the dilutive impact from a growing contribution of our mobile business was offset by significantly lower costs associated with handset sales and subsidies and relatively lower advertising, sales and marketing expenses as Q4 2012 was impacted by record mobile sales and higher marketing expenses for our “King” and “Kong” mobile rate plans.

Exhibit 1: Reconciliation between Adjusted EBITDA and total comprehensive income for the period (unaudited)

(€ in millions)	For the three months ended			For the year ended
	December 31,			December 31,
	2013	2012	Change %	2013	2012	Change %

Adjusted EBITDA	205.7	188.6	9%	842.6	777.8	8%
Adjusted EBITDA margin	49.3%	47.8%		51.3%	52.2%

Share based compensation	(1.9)	(1.9)	N.M.	(10.5)	(6.9)	52%
Operating charges related to acquisitions or divestitures	—	—	N.M.	—	(0.9)	N.M.
Restructuring charges	(34.8)	—	N.M.	(34.8)	—	N.M.

EBITDA	169.0	186.7	-9%	797.3	770.0	4%

Depreciation, amortization and impairment	(148.5)	(97.0)	53%	(408.1)	(380.3)	7%

Operating profit	20.5	89.7	-77%	389.2	389.7	N.M.

Net finance expense	(63.7)	(88.6)	-28%	(206.5)	(322.4)	-36%
Share of the profit of equity accounted investees	0.3	—	N.M.	—	—	N.M.
Income tax benefit (expense)	5.8	1.0	480%	(66.3)	(34.0)	95%

Profit (loss) for the period	(37.1)	2.1	N.M.	116.4	33.3	250%
N.M. - Not Meaningful

Operating profit for the full year 2013 remained broadly unchanged compared to the prior year at €389.2 million as a solid 8% growth in our Adjusted EBITDA and a €15.7 million benefit from the reversal of set‐top box related import duties were offset by a €53.3 million impairment on the 3G mobile spectrum license and a €34.8 million restructuring charge to reflect Telenet’s Q4 2013 decision to discontinue the provision of DTT services. In Q4 2013, our operating profit reached €20.5 million, marking a 77% decrease compared to the prior year period when operating profit totaled €89.7 million. Excluding the aforementioned impairment and restructuring charges for the 3G mobile spectrum license and the discontinuation of DTT services, our operating profit in Q4 2013 would have been up 21% year-on-year driven by a solid 9% growth in our Adjusted EBITDA and lower depreciation and amortization charges.

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2.4    Net result

FINANCE INCOME AND EXPENSES

For the full year 2013, our net finance expenses totaled €206.5 million compared to the €322.4 million of net finance expenses incurred in the prior year. A 10% year-on-year increase in our interest expenses, foreign exchange loss and other finance expenses as a result of our increased indebtedness and lower returns on our average outstanding cash balance were more than offset by a non-cash gain on our interest rate derivatives of €56.3 million, whereas the prior year showed a non-cash loss on derivatives of €87.0 million. In Q4 2013, our net finance expenses reached €63.7 million, representing a 28% decrease compared to Q4 2012 when reported net finance expenses of €88.6 million included an €18.2 million non-cash loss on our derivatives.

Interest income and foreign exchange gain
We realized €2.2 million of interest income and foreign exchange gain for the full year 2013, which was down €4.3 million compared to the full year 2012. Relative to the prior year, our outstanding cash balance decreased substantially as a result of the payment of the extraordinary dividend in early May 2013. Interest income and foreign exchange gain for Q4 2013 was €0.4 million, reflecting lower average interest rates on our deposits and investments. To minimize the concentration of counterparty risk, our cash equivalents, certificates of deposit and money market funds are placed with highly rated European and US financial institutions.

Interest expenses, foreign exchange loss and other finance expenses
Interest expenses, foreign exchange loss and other finance expenses reached €265.0 million for the full year 2013, representing an increase of 10% compared to the prior year. The increase was predominantly attributable to our increased indebtedness following the issuance of €700.0 million Senior Secured Fixed Rate Notes in August 2012. In Q4 2013, we incurred €66.4 million of interest expenses, foreign exchange loss and other finance expenses as compared to €72.0 million in Q4 2012.

Net gains and losses on derivative financial instruments
We have entered into various derivative instruments to significantly reduce our exposure to interest rate increases through the maturity date of our Senior Credit Facility. During 2010 and the second half of 2011, we further optimized our portfolio of interest rate hedges to lower the average interest rates and extend the hedges’ maturities to cover the entire duration of our floating rate debt instruments up to 2021. Our derivatives are spread over different financial institutions and geographies to minimize counterparty risks. For the full year 2013 and Q4 2013, we incurred gains of €56.3 million and €2.3 million, respectively, versus losses of €87.0 million and €18.2 million, respectively, for the full year 2012 and Q4 2012, related to changes in the fair value of our derivative instruments, primarily because of an upward shift in the euro swap curve. The mark‐to‐market valuation of our interest rate derivatives depends on the evolution of the forward EURIBOR rates over the lifetime of such an instrument. To the extent the projected interest rates over the respective instruments’ lifetime rise (fall), we expect the mark‐to‐market valuation of these instruments to have a positive (negative) impact on our net result.

INCOME TAXES

We recorded income tax expense of €66.3 million for the full year 2013 compared to income tax expense of €34.0 million for the full year 2012. In Q4 2013, we recorded income tax benefit of €5.8 million versus income tax benefit of €1.0 million in Q4 2012. The impairment on the 3G mobile spectrum license and the restructuring charge for the discontinuation of DTT services reduced our profit before taxes, which had a favorable impact on the year‐on‐year evolution of our tax expenses.

NET INCOME

For the full year 2013, we earned net income of €116.4 million, which was up sharply compared to the €33.3 million of net income achieved in the prior year. Excluding the change in the fair value of our derivatives in both periods, the nonrecurring benefit from the reversal of set-top box import duties in Q2 2013 and the negative impact from both the impairment on the 3G mobile spectrum license and the restructuring charge for the discontinuation of DTT services, our net income would have been €132.5 million and €120.3 million for the full year 2013 and the full year 2012, respectively. In Q4 2013, we recorded a net loss of €37.1 million compared to a profit of €2.1 million we earned in Q4

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2012. Excluding the change in the fair value of our derivatives and the negative impact from both the impairment on the 3G mobile spectrum license and the restructuring charge for the discontinuation of DTT services, our net income would have been €48.7 million and €20.3 million for Q4 2013 and Q4 2012, respectively.

2.5    Cash flow and liquidity

NET CASH FROM OPERATING ACTIVITIES

Our operating activities yielded net cash of €590.5 million for the full year 2013, representing an increase of 4% compared to the prior year when our net cash from operating activities reached €570.0 million. A solid 8% increase in our Adjusted EBITDA was partially offset by €47.4 million higher cash interest expenses following the issuance of €700.0 million Senior Secured Fixed Rate Notes in August 2012. In Q4 2013, net cash from operating activities increased 11% to €189.1 million from €170.7 million in the prior year period, driven by 9% growth in our Adjusted EBITDA while cash interest expenses remained broadly stable compared to Q4 2012.

NET CASH USED IN INVESTING ACTIVITIES

We used €363.8 million of net cash in investing activities for the full year 2013, up 14% year-on-year. The cash used in investing activities comprised the cash payments for our capital expenditures, including the cash payment of €35.9 million for the Belgian football broadcasting rights, net of the proceeds received from other operators and broadcasters using a portion of these rights. This amount covered both the remaining leg of the 2012-2013 season in Q1 2013 as well as the upfront payment in Q3 2013 for the first leg of the current 2013-2014 season. In early 2014, we have made a final payment of approximately €10.2 million, net of the proceeds received from other operators and broadcasters using a portion of these rights, to cover the second leg of the current season, which will be the final season under the current contract. In Q4 2013, we used €73.3 million of net cash in investing activities compared to €61.1 million of net cash used in investing activities in Q4 2012. Please refer to Section 2.7 - Capital expenditures for detailed information about the underlying accrued capital expenditures.

FREE CASH FLOW

Free Cash Flow for the full year 2013 was €212.4 million, representing a 12% decrease compared to the prior year when we produced Free Cash Flow of €240.5 million. A solid 8% growth in our Adjusted EBITDA was offset by 25% higher cash interest expenses following our increased debt balance and higher cash capital expenditures. Furthermore, our Free Cash Flow performance was impacted by a change in our working capital policy, which we started implementing in Q4 2013. Solid Adjusted EBITDA growth and a more effective management of our working capital should translate into robust Free Cash Flow growth for 2014. In Q4 2013, our Free Cash Flow amounted to €110.0 million, and was slightly up compared to the prior year period when our Free Cash Flow was €106.3 million.

NET CASH FROM FINANCING ACTIVITIES

Net cash used in financing activities was €918.9 million for the full year 2013 compared to net cash from financing activities of €308.6 million for the full year 2012. The evolution of our net cash used in financing activities for the full year 2013 primarily reflected: (i) the payment of the extraordinary gross dividend of €7.90 per share to our shareholders in early May 2013 (for an aggregate amount of €905.2 million), (ii) €26.9 million of proceeds from the exercise of options and warrants, and (iii) €40.6 million related to various financial payments and capital lease repayments, including the annual deferred payment for the usage rights of the 3G mobile spectrum license for the year 2014. In Q4 2013, we used €10.8 million of net cash in financing activities compared to €16.5 million of net cash used in financing activities in Q4 2012. The net cash movement in Q4 2013 reflected amongst others the annual deferred payment on the 3G mobile spectrum license and the scheduled repayments of the Telenet Partner Network capital leases.

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2.6    Debt profile, cash balance and net leverage ratio

DEBT PROFILE

As of December 31, 2013, we carried a total debt balance (including accrued interest) of €3,868.3 million, of which €1,404.6 million principal amount is owed under our 2010 Amended Senior Credit Facility, €1,300.0 million principal amount is related to the four Notes issued in 2010 and 2011, and €700.0 million principal amount relates to the Senior Secured Fixed Rate Notes due 2022 and 2024 issued in August 2012. Our total debt balance at December 31, 2013 also included €45.9 million for the outstanding portion of the 3G mobile spectrum including accrued interest. The remainder primarily represents the capital lease obligations associated with the Interkabel Acquisition.

DEBT OVERVIEW AND PAYMENT SCHEDULES

The table below provides an overview of our debt instruments and payment schedule at the end of December 2013.

Exhibit 2: Debt maturity table as of December 31, 2013

	Total Facility as per	Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	December 31, 2013
	(in million of euro)
2010 Amended Senior Credit Facility:
Term Loan Q	431.0	431.0	—	July 31, 2017	Floating – 1-month Euribor + 3.25%	Monthly
Term Loan R	798.6	798.6	—	July 31, 2019	Floating – 1-month Euribor + 3.625%	Monthly
Term Loan T	175.0	175.0	—	December 31, 2018	Floating – 1-month Euribor + 3.50%	Monthly
Revolving Credit Facility	158.0	—	158.0	December 31, 2016	Floating – 1-month Euribor + 2.75%	Not applicable

Senior Secured Fixed Rate Notes
€500 million Senior Secured Notes due 2020	500.0	500.0	—	November 15, 2020	Fixed – 6.375%	Semi-annually (May and Nov.)
€100 million Senior Secured Notes due 2016	100.0	100.0	—	November 15, 2016	Fixed – 5.30%	Semi-annually (May and Nov.)
€300 million Senior Secured Notes due 2021	300.0	300.0	—	February 15, 2021	Fixed – 6.625%	Semi-annually (Feb and Aug.)
€450 million Senior Secured Notes due 2022	450.0	450.0	—	August 15, 2022	Fixed – 6.25%	Semi-annually (Feb and Aug.)
€250 million Senior Secured Notes due 2024	250.0	250.0	—	August 15, 2024	Fixed – 6.75%	Semi-annually (Feb and Aug.)

Senior Secured Floating Rate Notes

€400 million Senior Secured Notes due 2021	400.0	400.0	—	June 15, 2021	Floating – 3-month Euribor+3.875%	Quarterly (March, June, Sep. and Dec.)

Total notional amount	3,562.6	3,404.6	158.0

CASH BALANCE AND AVAILABILITY OF FUNDS

At the end of December 2013, we held €214.1 million of cash and cash equivalents. The outstanding balance of our cash and cash equivalents at the Q4 2013 quarter-end decreased sharply compared to the €906.3 million we held at the end of 2012. This decline was the result of the aforementioned €905.2 million extraordinary dividend payment to shareholders in early May 2013. Under the 2010 Amended Senior Credit Facility, we have full access to the additional committed Revolving Facility of €158.0 million, subject to compliance with the covenants mentioned below, with availability up to and including December 31, 2016.

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NET LEVERAGE RATIO

As of December 31, 2013, the outstanding balance of our 2010 Amended Senior Credit Facility and outstanding cash balance resulted in a Net Total Debt to Consolidated Annualized EBITDA ratio of 4.0x compared to 3.4x on December 31, 2012. The increase in our net leverage ratio since December 31, 2012 reflected the payment of the extraordinary dividend to shareholders in early May 2013 for an aggregate amount of €905.2 million. Relative to the Q3 2013 quarter-end, our net leverage ratio remained stable at 4.0x. Our current net leverage ratio is significantly below the covenant of 6.0x and the availability test of 5.0x.

2.7    Capital expenditures

Accrued capital expenditures were €372.3 million for the full year 2013, up 5% compared to the prior year when we incurred accrued capital expenditures of €353.2 million. Accrued capital expenditures represented approximately 23% and approximately 24% of our revenue for the full year 2013 and the full year 2012, respectively. Our accrued capital expenditures for the full year 2013 reflected the extension of the exclusive Premier League football broadcasting rights for three seasons starting August 2013. Under EU IFRS, these broadcasting rights have been capitalized as intangible assets and will be amortized on a pro-rata basis as the seasons progress. Conversely, our accrued capital expenditures for the full year 2013 were favorably impacted by a €16.1 million reversal of set-top box related import duties. Excluding capitalized content rights and the nonrecurring reversal of import duties, our accrued capital expenditures increased 4% year-on-year and represented approximately 22% of our revenue, which was at the upper end of our full year outlook.

Set-top box related capital expenditures amounted to €42.5 million for the full year 2013 as compared to €76.7 million for the full year 2012. The 45% year-on-year decrease reflected a lower level of net digital TV subscribers as the prior year was influenced by our analog channel reshuffle program. In addition, we recorded lower set-top box related capital expenditures as a result of the aforementioned reversal of import duties on set-top boxes. Excluding this impact, our set-top box related capital expenditures would have shown a 24% decrease year-on-year on a lower net intake of digital TV subscribers. For the full year 2013, set-top box related capital expenditures accounted for approximately 16% of our total accrued capital expenditures excluding capitalized content rights and the reversal of import duties.

Capital expenditures for customer installations totaled €81.6 million for the full year 2013, or approximately 23% of total accrued capital expenditures excluding capitalized content rights and the reversal of import duties, compared to €86.6 million for the full year 2012. The 6% year-on-year decline in our customer installations capital expenditures mirrored a lower level of net new subscriber growth for our advanced fixed services as compared to last year when we benefited from the analog channel reshuffle program. In addition, we benefited from efficiencies in our customer installation processes as customers increasingly opted for self-installation.

Accrued capital expenditures for network growth and upgrades amounted to €114.4 million for the full year 2013, or approximately 32% of total accrued capital expenditures excluding capitalized content rights and the reversal of import duties, and included investments for our node splitting project. The remainder of our accrued capital expenditures includes refurbishments and replacements of network equipment, sports content acquisition costs, including those related to Premier League football, and recurring investments in IT‐platform and systems.

This implies that approximately 71% of our accrued capital expenditures, excluding capitalized content rights and the reversal of import duties, for the full year 2013 were scalable and subscriber growth related. We will continue to closely monitor our capital expenditures in order to make sure that they drive incremental returns. In Q4 2013, our accrued capital expenditures reached €109.1 million, up 6% compared to €103.4 million in Q4 2012, representing approximately 26% of revenue for both periods. In Q4 2013, approximately 64% of our capital expenditures were scalable and directly correlated with the growth in our underlying operations.

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3    Outlook and other information

3.1    Outlook for the year 2014

During 2013, we have laid the foundations for healthy profitable growth in 2014. Following on the success of our simple, transparent mobile rate plans “King” and “Kong”, which were launched in mid-2012, we simplified our multiple-play bundles for both the residential and the small business market based on our core customer values: simplicity, transparency, customer loyalty and the constant improvement of the customer's experience. At the end of June 2013, we successfully introduced our new, all-in-one triple-play bundles “Whop” and “Whoppa”, providing a unique user experience, both at home and beyond, including our “Yelo TV” multi-screen digital TV platform, a superfast broadband internet service at downstream speeds of either 60 Mbps or 120 Mbps and our enriched fixed telephony offering, including WiFi calling features at attractive flat-fee rates. In September 2013, we overhauled the line-up of our fragmented thematic and pay television movies channels with the introduction of “Rex” and “Rio”, enabling customers to enrich their viewing experience by giving them unrestricted access to a wide range of thematic channels and on-demand content. And in mobile, we rebalanced our subscriber acquisition strategy by focusing on more cost-effective subscriber additions.

In 2014, we will continue to focus on what is most valuable to us: our customers and our network. This should result in an amazing customer experience and strengthen our market position as the fastest, most reliable and preferred provider of connectivity and entertainment services. At the same time, we remain vigilant about the intensely competitive environment, the fragile economic recovery, and the likely implementation of regulated cable wholesale access in the second half of 2014, depending on the outcome of our appeal case on the merits which is expected in mid-2014. For 2014, we expect solid top line growth of 6-7% driven by continued growth in both our fixed, mobile and content businesses. Adjusted EBITDA growth for the full year 2014 is seen at 5-6%, reflecting a higher share of lower-margin mobile revenue in our overall revenue mix, higher employee benefit expenses as a result of the mandatory 1.0% wage indexation as of January 2014 and higher direct costs to support our top line growth. At the same time, we will continue to carefully monitor our overall cost levels. Accrued capital expenditures as a percentage of our revenue are expected to further decrease from approximately 23% of revenue for the full year 2013 to between 20-21% of revenue for the full year 2014, excluding the impact from the potential extension of the Belgian football broadcasting rights. Our outlook for accrued capital expenditures reflects continued growth in our mobile business and relatively lower accrued capital expenditures for customer installations, while we continue to invest in a smart manner in our HFC network in order to continue to lead the digital wave in Flanders. Finally, we expect our Free Cash Flow to improve relative to the full year 2013, when our Free Cash Flow performance was impacted amongst others by a change in our working capital policy, which we started implementing in Q4 2013. Solid Adjusted EBITDA growth and a more effective management of our working capital should translate into robust Free Cash Flow growth, partially offset by higher cash tax expenses. For 2014, we expect our Free Cash Flow to grow from €212.4 million in 2013 to between €230.0 million and €240.0 million. Our projected Free Cash Flow for the full year 2014 assumes that the tax payment on our 2013 tax return won’t occur until early 2015, and assumes a flat evolution of our cash interest expenses.

Exhibit 3: Outlook FY 2014

Outlook FY 2014
(as presented on February 13, 2014)
Revenue growth	6 - 7%
Adjusted EBITDA growth	5 - 6%
Accrued capital expenditures, % of revenue	20 - 21%(1)
Free Cash Flow	€230 - €240 million(2)
(1) Excluding the impact from the potential extension of the Belgian football broadcasting rights.
(2) Assuming the tax payment on our 2013 tax return will not occur until early 2015 and a flat evolution of cash interest expenses.

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3.2    Shareholder remuneration

For 2014, the board of directors has authorized a €50.0 million share buy-back program, effective today, and will evaluate additional shareholder disbursements in the course of 2014.

We remain committed to deliver attractive and sustainable shareholder value in line with our long‐term Net Total Debt to Consolidated Annualized EBITDA ratio. This methodology provides for an optimal balance between growth and shareholder returns on the one hand and attractive access to capital markets on the other hand. We aim to achieve this leverage target through potential value-accretive acquisitions and/or investments to support future business growth and cash returns to shareholders, supported by strong Free Cash Flow generation and a further optimization of our financing framework. The continued execution of our leverage model will allow for a continuing solid level of cash returns to shareholders on a long‐term basis. In absence of acquisitions and/or a significant change in our business model, excess cash will be returned to shareholders via dividends, share buybacks, or a combination thereof.

3.3    Subsequent events

There were no significant events subsequent to December 31, 2013, that would require adjustment to or disclosure in the financial information included in this press release.

3.4    Procedures of the independent auditor

The statutory auditor, KPMG Bedrijfsrevisoren - Reviseurs d’Entreprises CVBA, represented by Götwin Jackers, has confirmed that their audit procedures, which have been substantially completed, have not revealed any material adjustments which would have to be made to the condensed consolidated financial information as of and for the year ended December 31, 2013 included in this press release.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2013 18

4    Telenet Group Holding NV – Consolidated operating statistics

As of and for the three months ended	Dec 2013	Dec 2012	Change %

Total Services

Homes passed - Combined Network	2,893,800	2,868,800	1%

Television
Analog Cable TV	601,100	722,500	-17%
Digital Cable TV	1,491,400	1,400,200	7%
Total Cable TV	2,092,500	2,122,700	-1%

Internet
Residential Broadband Internet	1,425,200	1,347,200	6%
Business Broadband Internet	39,700	40,500	-2%
Total Broadband Internet	1,464,900	1,387,700	6%

Telephony
Residential Telephony	1,051,100	955,200	10%
Business Telephony	13,900	13,500	3%
Total Telephony	1,065,000	968,700	10%

Mobile telephony (active customers)	750,500	521,600	44%

Total Services (excl. Mobile)	4,622,400	4,479,100	3%

Churn

Basic cable television	7.9%	9.6%
Broadband internet	7.1%	7.9%
Telephony	6.4%	9.1%

Customer relationship information - Combined Network

Triple-play customers	955,300	860,400	11%
Total customer relationships	2,092,500	2,122,700	-1%
Services per customer relationship	2.21	2.11	5%
ARPU per customer relationship (in € / month)	48.7	47.5	3%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2013 19

5    Telenet Group Holding NV - Selected EU IFRS condensed consolidated financial statements
5.1    EU IFRS condensed consolidated statement of profit or loss and other comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended			For the year ended
	December 31,			December 31,
	2013	2012	Change %	2013	2012	Change %
		as restated			as restated
Profit for the period
Revenue

Basic cable television	78.4	79.2	-1%	314.7	319.7	-2%
Premium cable television	58.8	60.1	-2%	235.7	227.7	4%
Distributors / other	13.8	17.3	-20%	61.3	62.4	-2%
Residential broadband internet	125.4	115.0	9	469.3	453.8	3%
Residential telephony	117.9	98.9	19%	469.5	333.4	41%
Business services	23.1	24.0	-4%	90.8	91.8	-1%

Total Revenue	417.4	394.5	6%	1,641.3	1,488.8	10%
Expenses
Cost of services provided	(324.4)	(235.9)	38%	(994.8)	(852.4)	17%
Gross Profit	93.0	158.6	-41%	646.5	636.4	2%
Selling, general & administrative expenses	(72.5)	(68.9)	5%	(257.3)	(246.7)	4%
Operating profit	20.5	89.7	-77%	389.2	389.7	N.M.
Finance income	2.7	1.6	69%	58.5	6.5	800%
Net interest income and foreign exchange gain	0.4	1.6	-75%	2.2	6.5	-66%
Net gain on derivative financial instruments	2.3	—	N.M.	56.3	—	N.M.
Finance expenses	(66.4)	(90.2)	-26%	(265.0)	(328.9)	-19%
Net interest expense, foreign exchange loss and other finance expenses	(66.4)	(72.0)	-8%	(265.0)	(241.9)	10%
Net loss on derivative financial instruments	—	(18.2)	N.M.	—	(87.0)	N.M.
Net finance expense	(63.7)	(88.6)	-28%	(206.5)	(322.4)	-36%
Share of the profit of equity accounted investees	0.3	—	N.M.	—	—	N.M.
Profit (loss) before income tax	(42.9)	1.1	N.M.	182.7	67.3	171%
Income tax benefit (expense)	5.8	1.0	480%	(66.3)	(34.0)	95%
Profit (loss) for the period	(37.1)	2.1	N.M.	116.4	33.3	250%
Other comprehensive income for the period, net of income tax
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit liability (asset)	(1.5)	(1.3)	15%	(1.5)	(1.3)	15%
Other comprehensive income (loss) for the period, net of income tax	(1.5)	(1.3)	15%	(1.5)	(1.3)	15%
Total comprehensive income (loss) for the period	(38.6)	0.8	N.M.	114.9	32.0	259%

Profit (loss) attributable to:	(37.1)	2.1	N.M.	116.4	33.3	250%
Owners of the Company	(37.1)	2.1	N.M.	116.4	33.3	250%
Non-controlling interests	—	—	N.M.	—	—	N.M.

Total comprehensive income (loss) for the period, attributable to:	(38.6)	0.8	N.M.	114.9	32.0	259%
Owners of the Company	(38.6)	0.8	N.M.	114.9	32.0	259%
Non-controlling interests	—	—	N.M.	—	—	N.M.

Weighted average shares outstanding	114,883,226	113,168,385		114,417,532	113,036,711
Basic earnings (loss) per share	(0.32)	0.02		1.02	0.29
Diluted earnings (loss) per share	(0.32)	0.02		1.00	0.29

Expenses by Nature
Employee benefits	41.5	35.5	17%	153.4	142.8	7%
Share based compensation	1.9	1.9	N.M.	10.5	6.9	52%
Depreciation	61.6	64.7	-5%	231.6	259.1	-11%
Amortization	20.8	21.2	-2%	82.4	79.9	3%
Amortization of broadcasting rights	13.9	11.6	20%	43.7	39.6	10%
Impairment loss on other intangible assets	53.3	—	N.M.	53.3	—	N.M.
Loss (gain) on disposal of property and equipment and other intangible assets	(1.1)	(0.5)	120%	(2.9)	1.7	N.M.
Network operating and service costs	132.5	133.8	-1%	519.9	445.5	17%
Advertising, sales and marketing	22.6	24.0	-6%	73.1	74.2	-1%
Other costs	15.1	12.6	20%	52.3	48.5	8%
Operating charges related to acquisitions or divestitures	—	—	N.M.	—	0.9	N.M.
Restructuring charges	34.8	—	N.M.	34.8	—	N.M.

Total Expenses	396.9	304.6	30%	1,252.1	1,099.1	14%
N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2013 20

5.2    EU IFRS condensed consolidated statement of cash flows (unaudited)

(€ in millions)	For the three months ended			For the year ended
	December 31,			December 31,
	2013	2012	Change %	2013	2012	Change %

Cash flows from operating activities
Profit (loss) for the period	(37.1)	2.1	N.M.	116.4	33.3	250%
Depreciation, amortization, impairment and restructuring charges	183.3	97.0	89%	442.9	380.3	16%
Working capital changes and other non cash items	42.1	38.2	10%	(3.1)	(5.5)	-44%
Income tax expense (benefit)	(5.8)	(0.9)	544%	66.3	30.7	116%
Net interest expense, foreign exchange loss and other finance expenses	66.0	70.4	-6%	262.8	235.4	12%
Net loss (gain) on derivative financial instruments	(2.3)	18.2	N.M.	(56.3)	87.0	N.M.
Cash interest expenses and cash derivatives	(57.1)	(54.3)	5%	(238.5)	(191.1)	25%

Net cash from operating activities	189.1	170.7	11%	590.5	570.1	4%

Cash flows from investing activities
Purchases of property and equipment	(59.9)	(52.3)	15%	(256.6)	(236.5)	8%
Purchases of intangibles	(14.6)	(9.6)	52%	(110.6)	(84.4)	31%
Investments in equity accounted investees	(0.1)	—	N.M.	(0.5)	(0.3)	67%
Proceeds from sale of property and equipment	1.3	0.8	63%	3.9	2.3	70%
Purchase of broadcasting rights for resale purposes	(4.8)	(3.3)	45%	(25.6)	(24.1)	6%
Proceeds from the sale of broadcasting rights for resale purposes	4.8	3.3	45%	25.6	24.1	6%

Net cash used in investing activities	(73.3)	(61.1)	20%	(363.8)	(318.9)	14%

Cash flows from financing activities
Proceeds from issuance of debt, net of redemptions	(7.4)	(7.4)	N.M.	(7.4)	867.6	N.M.
Payments related to capital reductions and dividend	—	—	N.M.	(905.2)	(479.6)	89%
Repurchase of own shares	—	—	N.M.	—	(45.7)	N.M.
Other financing activities (incl. finance leases)	(3.4)	(9.1)	-63%	(6.3)	(33.7)	-81%
		—			—
Net cash from (used in) financing activities	(10.8)	(16.5)	-35%	(918.9)	308.6	N.M.

Net increase (decrease) in cash and cash equivalents
Cash at beginning of period	109.1	813.2	-87%	906.3	346.6	161%
Cash at end of period	214.1	906.3	-76%	214.1	906.3	-76%

Net cash generated (used)	105.0	93.1	13%	(692.2)	559.7	N.M.

Free Cash Flow
Net cash from operating activities	189.1	170.7	11%	590.5	570.1	4%
Purchases of property and equipment	(59.9)	(52.3)	15%	(256.6)	(236.5)	8%
Purchases of intangibles	(14.6)	(9.6)	52%	(110.6)	(84.4)	31%
Principal payments on capital leases (excluding network-related leases assumed in acquisitions)	(1.1)	(1.1)	N.M.	(4.5)	(4.3)	5%
Principal payments on post acquisition additions to network leases	(3.5)	(1.4)	150%	(6.4)	(4.3)	49%
Free Cash Flow	110.0	106.3	3%	212.4	240.5	-12%
N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FULL YEAR 2013 21

5.3    EU IFRS condensed consolidated statement of financial position (unaudited)

(€ in millions)	December 31,	Dec 31, 2012	Change
	2013	as restated

ASSETS
Non-current Assets:
Property and equipment	1,386.1	1,337.5	48.6
Goodwill	1,241.8	1,241.8	—
Other intangible assets	251.9	341.0	(89.1)
Deferred tax assets	82.1	42.3	39.8
Derivative financial instruments	0.1	0.1	—
Investments in equity accounted investees	0.9	0.4	0.5
Other assets	6.7	11.1	(4.4)
Total non-current assets	2,969.6	2,974.2	(4.6)

Current Assets:
Inventories	15.4	17.8	(2.4)
Trade receivables	118.7	110.5	8.2
Derivative financial instruments	—	—	—
Other current assets	83.8	89.1	(5.3)
Cash and cash equivalents	214.1	906.3	(692.2)
Total current assets	432.0	1,123.7	(691.7)

TOTAL ASSETS	3,401.6	4,097.9	(696.3)

EQUITY AND LIABILITIES
Equity:
Share capital	12.6	12.3	0.3
Share premium and other reserves	982.1	941.6	40.5
Retained loss	(2,465.9)	(1,674.5)	(791.4)
Remeasurements	(7.5)	(6.0)	(1.5)
Total equity attributable to owners of the Company	(1,478.7)	(726.6)	(752.1)
Non-controlling interests	8.3	6.2	2.1
Total equity	(1,470.4)	(720.4)	(750.0)

Non-current Liabilities:
Loans and borrowings	3,790.4	3,770.5	19.9
Derivative financial instruments	111.0	164.6	(53.6)
Deferred revenue	2.7	2.6	0.1
Deferred tax liabilities	109.4	80.5	28.9
Other liabilities	90.8	63.0	27.8
Total non-current liabilities	4,104.3	4,081.2	23.1

Current Liabilities:
Loans and borrowings	77.9	72.5	5.4
Trade payables	141.8	148.1	(6.3)
Accrued expenses and other current liabilities	340.6	380.4	(39.8)
Deferred revenue	79.0	81.6	(2.6)
Derivative financial instruments	39.9	42.5	(2.6)
Current tax liability	88.5	12.0	76.5
Total current liabilities	767.7	737.1	30.6

Total liabilities	4,872.0	4,818.3	53.7

TOTAL EQUITY AND LIABILITIES	3,401.6	4,097.9	(696.3)